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                                                                    EXHIBIT 99.1


PRESS RELEASE                             CONTACT: CARRIZO OIL & GAS, INC.
                                                   B. ALLEN CONNELL, DIRECTOR OF
                                                   INVESTOR RELATIONS
                                                   (281) 496-1352

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER PRODUCTION AND ESTIMATES CURRENT DAILY PRODUCTION OF 22 MMCFE

HOUSTON, JULY 30, 2003 - CARRIZO OIL & GAS, INC. (NASDAQ: CRZO) today announced the operating results for the second quarter of 2003. In the Company's core areas in South Texas and Louisiana, the Company participated in the drilling of 12 gross exploratory wells, all of which were successful, resulting in a 100 percent apparent success rate for the quarter. Nine of these successful wells have been completed, two wells are in the process of being completed and a third well is currently under evaluation for possible sidetrack. Drilling operations were underway on four additional wells at the end of the quarter. Since the beginning of the year, Carrizo has now drilled 16 wells, 14 of which have been successful.

Production during the second quarter of 2003 was estimated to be 1.66 Bcfe, or 12 percent below the 1.88 Bcfe production in the second quarter of 2002. The second quarter 2003 production decrease was largely due to mechanical difficulties on the Delta Farms #1 and production delays on both the Pauline Huebner #2 due to testing and the Hankamer #1 due to delays in acquiring the pipeline right-of-way. All these matters have been resolved, and the estimated daily production has been 22 MMcfe per day since early July (excluding Carrizo's share of production from the Bobcat wells, approximately 400 Mcfed, contributed in its investment in Pinnacle Gas Resources, Inc. in June 2003) as compared to
18.2 MMcfe per day averaged in the second quarter of 2003.

Production during the first half of 2003 was estimated at 3.6 Bcfe, or 9 percent above the 3.3 Bcfe of production in the first half of 2002.

Natural gas comprised 59 percent of second quarter 2003 production. The Company estimates that second quarter 2003 sales prices averaged approximately $5.47 per Mcf and $26.33 per barrel. These prices include the effects of hedging activities, which resulted in a reduction of the realized price of natural gas sold by $0.28 per Mcf and the realized price of oil sold by $1.74 per barrel. The oil sales price reflects the large volume of condensate production relative to total oil production.

Operating highlights during the second quarter of 2003 included the following:

o The "Beachhouse #1" well in Chambers County, Texas reached total depth on June 25, 2003 and logged approximately 67 feet of apparent net pay in the lower Vicksburg section at approximately 11,500 feet. The well is expected to be completed and turned online in mid to late August. The Company is operator and owns a 28.8 percent working interest in the well.

o The "Espree #1" well in Liberty County, Texas reached total depth on May 22, 2003 and logged pay in multiple zones. The Company is operator and owns a 46.3 percent working interest. The Espree #1 commenced production on June 27, 2003 at a rate of approximately 5,500 Mcf and 160 barrels of condensate (6,460 Mcfe) per day.

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o    The "Pauline Huebner A-382 #3" well ("Huebner #3)" in the Company's
     Providence Field in Matagorda County, Texas, reached total depth on April 20, 2003 and logged approximately 54 feet of apparent net pay in two potential pay intervals. Carrizo operates the wells and owns a 39.75 percent working interest. The lower interval averaged 2,500 Mcfe per day for the first month of production but began producing high water rates. The lower zone has been shut-in and the upper zone is now producing at a rate of approximately 400 barrels of oil and 1,000 Mcf (3,400 Mcfe) per day. The lower zone is expected to be returned to production at a later date.

o The Delta Farms #1 well (Carrizo's working interest is 40 percent) began producing sand and was curtailed to a rate of 4,200 Mcfed. A successful workover completed in June resulted in the rate being increased to 8,200 Mcfe per day. The well was off production for 27 days during the workover operations.

"Our recent drilling success has been outstanding as evidenced by two more successful Huebner wells in Matagorda County, the Espree well in Liberty County and the Beachhouse well in Chambers County", commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. The quarterly drop in production was due to extended testing of three new wells to better quantify reserve potential in every pay zone, pipeline delays at the Hankamer well in April and the workover on the Delta Farms #1. This workover was particularly rewarding since pressure data indicates that we found additional reserves in the same zone during the workover.

"We expect to post excellent third quarter production volumes based on the high current rate of 22 MMcfed combined with additions planned from the Beachhouse completion and a proposed recompletion on the Huebner #2. By dually completing the Huebner #2 we can add one of the remaining two uncompleted zones to the current 3,000 Mcfe per day interval. Four additional wells are currently drilling; two deep Wilcox wells in South Texas (15.5 percent and 38.5 percent working interest) and two deep high impact wells in South Louisiana (20 percent and 35.5 percent working interest)."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion of the Beachhouse #1 well, the return to production of the lower zone of the Huebner #3 well, projections of third quarter production volumes and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.